Exhibit 10.43

ASSET CONTRIBUTION AGREEMENT

This Asset Contribution Agreement (this “Asset Contribution Agreement”), dated as of June 19, 2025, is by and between Ocugen, Inc., a Delaware corporation (“Ocugen”), and OrthoCellix, Inc., a Delaware corporation (“OrthoCellix”).

WHEREAS, pursuant to this Asset Contribution Agreement, Ocugen desires to contribute, assign and convey to OrthoCellix, and OrthoCellix desires to accept from Ocugen, all of the NeoCart Assets (as defined below), and OrthoCellix agrees to assume and agree to pay, perform, discharge and fulfill all of the NeoCart Liabilities (as defined below) (such assignment and assumption, the “Asset Contribution”);

WHEREAS, as consideration for the Asset Contribution, OrthoCellix desires to issue to Ocugen, and Ocugen desires to accept from OrthoCellix, the OrthoCellix Shares (as defined below) (the “Share Issuance”); and

WHEREAS, the Asset Contribution and the Share Issuance shall each be effective as of 11:59 p.m. (Eastern time) as of the date hereof (the “Asset Contribution Time”).

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Asset Contribution Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Asset Contribution Agreement hereby agree as follows:

1.	DEFINITIONS

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. “Control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Contract” means any written or oral contract, agreement, license, sublicense, lease, sublease, note, bond, indenture, deed of trust, mortgage, loan agreement or other legally binding commitment or arrangement.

“Governmental Authority” means any United States federal, state or local, or any supra national or non U.S., government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency body or commission, court, tribunal or judicial or arbitral body.

“Intellectual Property Rights” means any and all of the following in any jurisdiction throughout the world: (i) patents and patent applications and industrial designs and other governmental grants for the protection of inventions or industrial designs, including patent rights, inventions, discoveries and invention disclosures (whether or not patented) (“Patents”), (H) copyrights in published and unpublished works, copyright registrations and applications for copyright registration, rights of publicity and privacy, and mask work rights, and all derivatives, translations, adaptations and combinations of the foregoing, (iii) rights in know-how, trade secrets and confidential or proprietary information, including research in progress, algorithms, data, databases, data collections, designs, processes, formulae, models, strategies, prototypes, techniques, source code, source code documentation, beta testing procedures and beta testing results, (iv) rights in registered and unregistered trademarks, trade names, logos, service marks, designs, emblems, signs, insignia, slogans, other similar designations of source or origin and general intangibles of like nature, and registrations and applications for registration for any of the foregoing, together with the goodwill of Ocugen or Ocugen’s business symbolized by any of the foregoing, and (v) domain names, registrations for domain names and web addresses.

“Liability” means, with respect to any Person, any debt, loss, damage, liability or obligation (of any kind, character or description, whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, vested or unvested, executory or due or to become due, and whether in contract, tort, strict liability or otherwise), including all costs and expenses relating thereto.

“NeoCart Assets” means the assets specifically described on Exhibit A attached hereto and all goodwill relating to any of the foregoing assets (except that in no event will the NeoCart Assets include any of the Retained Assets (as defined below)).

“NeoCart Program” means the research, development, manufacturing, regulatory approval and commercialization of Ocugen’s regenerative medicine cell therapy technology known as NeoCart (autologous chondrocyte-derived neocartilage).

“Permits” means permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for Ocugen to own, lease and operate its properties and to carry on the NeoCart Program or the Retained Business.

“Person” means an individual, corporation, partnership, limited liability Ocugen, joint venture, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended). References to a Person are also to its permitted successors and assigns.

“Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers or other financial advisors, agents and other representatives of such Person and its Subsidiaries.

“Retained Assets” means any and all assets, properties and rights not specifically described as an OrthoCellix Asset as described in Exhibit A.

“Retained Business” means any and all businesses, operations, assets, and activities of Ocugen and its Affiliates, other than those exclusively related to the NeoCart Program.

“Subsidiary” means any corporation more than 50% of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned by Ocugen or OrthoCellix, as the case may be.

“Taxes” means any and all taxes, charges, fees, levies or other assessments in the nature of a tax, imposed by the Internal Revenue Service or any other taxing authority, and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

2.	ASSET CONTRIBUTION

(a)Transfer of Assets by Ocugen to OrthoCellix. Upon the terms and subject to the conditions and other provisions set forth in this Asset Contribution Agreement, effective as of the Asset Contribution Time, Ocugen hereby contributes, assigns, conveys and transfers to OrthoCellix, and OrthoCellix hereby accepts from Ocugen, all of Ocugen’s right, title and interest in and to the NeoCart Assets (as defined herein).

(b)Assumption of NeoCart Liabilities. Effective as of the Asset Contribution Time, Ocugen hereby assigns to OrthoCellix and OrthoCellix hereby assumes from Ocugen, and agrees to pay, perform, discharge and fulfill (i) any and all obligations of Ocugen under the Contributed Contracts (as defined in Exhibit A), whether relating to periods arising before, as of or after the Asset Contribution Time and (ii) any and all Liabilities of any kind, character or nature whatsoever to the extent related to the operation, ownership, use, sale, license or lease of the NeoCart Assets, whether arising before, as of or after the Asset Contribution Time, including all Liabilities arising out of facts, events and circumstances to the extent related to the past, present or future operation, ownership or use of the NeoCart Assets (the Liabilities described in the foregoing clauses (i) and (ii) referred to herein as the “NeoCart Liabilities”), except that in no event will the NeoCart Liabilities include any of the Retained Liabilities (as defined below).

(c)Further Assurances; Limitations on Remedies. Following the Closing, Ocugen agrees to execute further documentation as reasonably requested by OrthoCellix to record the transfer to OrthoCellix of the Intellectual Property Rights included in the NeoCart Assets, as is reasonably necessary to secure OrthoCellix’s rights under this Asset Contribution Agreement in the NeoCart Assets and any such Intellectual Property Rights in any and all countries. Ocugen and OrthoCellix hereby agree that at any time, and from time to time, upon the reasonable request of each other party, perform, execute, acknowledge and deliver all other further acts, deeds, assignments, conveyances, instruments, agreements or powers of attorney as may be necessary or appropriate to carry out the provisions of this Asset Contribution Agreement.

(d)No Representations or Warranties. This Asset Contribution Agreement shall not be construed as containing, expressly or by implication, any representations or warranties by either party regarding (i) the nature, condition, amount or value of any NeoCart Assets, NeoCart Liabilities, the Retained Assets or the Retained Liabilities, (ii) any consents, waivers or approvals from any Governmental Authorities and other third parties that are required to be obtained in connection with the transactions contemplated by this Asset Contribution Agreement, or (iii) the absence of security interests, liens, claims and other encumbrances with respect to the NeoCart

Assets or the Retained Assets. Ocugen is transferring all of the NeoCart Assets to OrthoCellix on an “as is, where is” basis. OrthoCellix agrees and acknowledges that Ocugen is not providing (i) any warranty, express or implied, with respect to the NeoCart Assets, including any implied warranty of merchantability, non-infringement or fitness for a particular purpose or (ii) any assurance as to the amount, nature or scope of any and all of the NeoCart Liabilities. OrthoCellix further understands and agrees that if the disclaimer of express or implied representations and warranties contained in this Section 2(d) is held unenforceable or is unavailable for any reason under the laws of any jurisdiction, then, the parties intend that, notwithstanding any provision to the contrary under such laws, the provisions of this Asset Contribution Agreement shall prevail for any and all purposes among the parties and their respective Affiliates.

(e)Bulk Sales. Each party hereby waives compliance by itself and each of its Subsidiaries and Affiliates with the requirements and provisions of any “bulk-sale” or “bulk transfer” laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the NeoCart Assets.

(f)Transfer Taxes. Notwithstanding any provision herein to the contrary, OrthoCellix shall be responsible for and shall pay all transfer Taxes and other similar Taxes or charges of a Governmental Authority, if any, incurred by reason of the transactions contemplated by this Asset Contribution Agreement.

(g)Retransfer of Assets and Liabilities; Omitted Assets.

(i)If, following the Closing, the parties jointly determine, which determination shall be reasonably made by each party, that (A) any asset transferred to OrthoCellix pursuant to Section 2(a) is not or should not have been a NeoCart Asset, then OrthoCellix shall transfer, assign and convey, or shall cause any such asset to be transferred, assigned and conveyed, to Ocugen without the payment of any additional consideration therefor and (B) any Liability assumed by OrthoCellix pursuant to Section 2(b) is not or should not be a NeoCart Liability, such Liability shall be promptly assumed by Ocugen or its designees without the payment of any additional consideration therefor, pursuant to an instrument of assumption.

(ii)If, following the Closing, the parties jointly determine, which determination shall be reasonably made by each party, that (A) any asset retained by Ocugen pursuant to Section 2(a) is or should have been a NeoCart Asset, then Ocugen shall transfer, assign and convey, or shall cause any such asset to be transferred, assigned and conveyed, to OrthoCellix without the payment of any additional consideration therefor, and (B) any Liability that constitutes a NeoCart Liability that should have been assumed by OrthoCellix at Closing pursuant to Section 2(b) but was not assumed, such Liability shall be promptly assumed by OrthoCellix, without the payment of any additional consideration therefor, pursuant to an instrument of assumption.

(iii)The parties agree that the foregoing determinations under this Section 2(g) will be made in good faith in light of the parties’ intentions relating to the allocation of ownership of assets as set forth in this Asset Contribution Agreement.

(h)Non Assignable Assets.

(i)Notwithstanding anything contained herein to the contrary, this Asset Contribution Agreement shall not constitute an agreement to assign, license, sublicense, lease, sublease, convey or transfer any NeoCart Asset or any claim or right or any benefit arising thereunder or resulting therefrom as to which consent or approval from any Person (including consents and approvals of Governmental Authorities but excluding consents and approvals from the parties hereto and any of their Affiliates) to assignment, license, sublicense, lease, sublease, conveyance or transfer thereof or amendment thereof is required but has not been obtained as of the Asset Contribution Time ( the “Non-Assignable Assets”) unless and until such consent, approval or amendment is no longer required or has been obtained; provided, however, that for Tax purposes, to the extent not inconsistent with the terms thereof, the parties shall treat OrthoCellix as the owner of such Non-Assignable Assets to the extent that the benefits and burdens thereof are transferred to OrthoCellix.

(ii)Following the Closing, the parties shall use commercially reasonable efforts to obtain any such consent, approval or amendment; provided, that neither Ocugen nor any of its Affiliates shall be required to commence any litigation or offer, pay any money or otherwise grant any accommodation (financial or otherwise) to any Person. Upon obtaining the applicable consents, approvals or amendments required to effect the transfer and assignment thereof, such Non-Assignable Assets shall be transferred and assigned to OrthoCellix without additional consideration therefor. Notwithstanding anything else set forth in this Section 2(h)(ii), neither of the parties shall be required to take any action that would reasonably be expected to (i) result in a violation of any obligation which such party has to any Person or (ii) otherwise violate applicable law. In the event any Liability arises with respect to a Non-Assignable Asset following the consummation of the Asset Contribution, OrthoCellix shall assume, agree to pay, discharge and satisfy such Liability as though such Liability was a NeoCart Liability.

(i)Confidentiality.

(i)From and after the Asset Contribution Time, each of OrthoCellix and Ocugen shall, and shall cause their respective Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all Confidential Information (as defined below) of the other party, except to the extent that either party can show that such information (A) is generally available to and known by the public through no act of such party, any of its Affiliates or their respective Representatives; or (B) is lawfully acquired by such party, any of its Affiliates or their respective Representatives from and after the Asset Contribution from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If OrthoCellix, Ocugen or any of their respective Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of law, such party shall to the extent legally permissible promptly notify the other party in writing and shall disclose only that portion of such information which such party is advised by its counsel in writing is legally required to be disclosed, provided, that such party shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(ii)The term “Confidential Information” as used in this Section 2(i) means (A) as to Ocugen, all information relating to business, the Retained Assets or the Retained Liabilities, and (B) as to OrthoCellix, all information relating to OrthoCellix business, the NeoCart Assets and the NeoCart Liabilities, in the case of each of clauses (A) and (B), whether disclosed prior to or after the Asset Contribution Time. For purposes of clarification, up to and as of the Asset Contribution Time, all information relating to the NeoCart Assets and NeoCart Liabilities shall be deemed the Confidential Information of Ocugen, and immediately following the Asset Contribution Time shall be deemed the Confidential Information of OrthoCellix and shall no longer be Confidential Information of Ocugen. All information concerning the Asset Contribution will be the Confidential Information of both parties.

3.	RETAINED ASSETS AND RETAINED LIABILITIES.

(a)Notwithstanding the provisions of Section 2, Ocugen is not transferring any of Ocugen’s right, title and interest in and to any and all of the Retained Assets.

(b)From and after the Asset Contribution Time, (i) Ocugen shall retain all Liabilities of Ocugen that are not NeoCart Liabilities, including all Liabilities arising out of facts, events and circumstances to the extent related to the past, present or future operation, ownership or use of the Retained Assets (collectively, the “Retained Liabilities”); and (iii) OrthoCellix shall have no obligation to pay, perform, discharge or fulfill any of the Retained Liabilities.

(c)After the Asset Contribution Time, each party may receive from third parties payments, mail, packages or other communications properly belonging to the other party. The receiving party shall promptly deliver such mail, packages or other communications at its expense to the proper party.

4.	ISSUANCE OF ORTHOCELLIX SHARES

(a)In partial consideration for the Asset Contribution and the commitments of Ocugen contained in this Asset Contribution Agreement, and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, effective as of the Asset Contribution Time, OrthoCellix hereby agrees to issue to Ocugen, and Ocugen hereby agrees to acquire from OrthoCellix, an aggregate total of 1,000 shares of the common stock of OrthoCellix, par value $0.00001 per share (the “OrthoCellix Shares”) .

(b)Ocugen and OrthoCellix acknowledge and agree that (i) the OrthoCellix Shares are not being registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, or state securities laws, but instead are being issued under exemptions from the registration and qualification requirements of such securities laws which impose certain restrictions on the subsequent sale, transfer or other disposition of OrthoCellix Shares by Ocugen and stockholders of Ocugen following the Asset Contribution, and (ii) the OrthoCellix Shares will not be certificated.

5.	REPRESENTATIONS AND WARRANTIES

(a)Representations and Warranties of Ocugen.

(i)Ocugen is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Ocugen has the corporate power and authority to own and hold its properties and to carry on its business as proposed to be conducted, to execute, deliver and perform this Asset Contribution Agreement and each other document, agreement, certificate and instrument contemplated hereby to which it is a party.

(ii)The execution and delivery by Ocugen of this Asset Contribution Agreement and each other document, agreement, certificate and instrument contemplated hereby to which it is a party, the performance by Ocugen of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action on the part of Ocugen and will not violate any provision of law, any order of any court or other agency of government, the certificate of incorporation of Ocugen or the bylaws of Ocugen.

(iii)This Asset Contribution Agreement has been duly executed and delivered by Ocugen and constitutes the legal, valid and binding obligation of Ocugen, enforceable against Ocugen in accordance with its terms, except to the extent such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(b)Representations and Warranties of OrthoCellix.

(i)OrthoCellix is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. OrthoCellix has the power and authority to own and hold its properties and to carry on its business as proposed to be conducted, to execute, deliver and perform this Asset Contribution Agreement and each other document, agreement, certificate and instrument contemplated hereby to which it is a party.

(ii)The execution and delivery by OrthoCellix of this Asset Contribution Agreement and each other document, agreement, certificate and instrument contemplated hereby to which it is a party, the performance by OrthoCellix of its obligations hereunder and thereunder have been duly authorized by all requisite action on the part of OrthoCellix and will not violate any provision of law, any order of any court or other agency of government or the organizational documents of OrthoCellix.

(iii)Except for consents which have been obtained prior to the Asset Contribution Time and subject to Section 2(h), no consent, approval, license, order, authorization or registration with or of any Governmental Authority or any other Person is required to be made or obtained in order for the Asset Contribution to be effected.

(iv)This Asset Contribution Agreement has been duly executed and delivered by OrthoCellix and constitutes the legal, valid and binding obligation of OrthoCellix, enforceable against OrthoCellix in accordance with its terms, except to the extent such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(v)Except for this Agreement, OrthoCellix does not, and at the Asset Contribution Time, will not have any Contracts with Ocugen in effect.

6.	MISCELLANEOUS

(a)Entire Agreement. This Asset Contribution Agreement, together with any schedules and exhibits hereto and any documents executed by the parties simultaneously herewith, pursuant thereto, or referenced herein, comprises the entire agreement of the parties, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Asset Contribution Agreement relied upon by all the parties hereto, have been expressed herein and this Asset Contribution Agreement, supersedes any prior understandings, negotiations, agreements or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof or thereof. Neither this Asset Contribution Agreement nor any of the terms or provisions hereof are binding upon or enforceable against any party hereto unless and until the same is executed and delivered by all of the parties hereto.

(b)Assignment. Except as expressly permitted by the terms hereof, neither this Asset Contribution Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, that either party may, without obtaining the prior written consent of the other party, assign any of its rights, or delegate any of its obligations under this Asset Contribution Agreement to any Affiliate of such party so long as the assigning party also remains obligated for the performance of its obligations under this Agreement, and such Affiliate of the assigning party, as applicable, agrees to be bound by the provisions of this Asset Contribution Agreement and to assume all obligations of the assigning party under this Asset Contribution Agreement.

(c)Severability. If any term or other provision of this Asset Contribution Agreement is invalid, illegal or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Asset Contribution Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Asset Contribution Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

(d)Interpretation. In this Asset Contribution Agreement, except to the extent otherwise provided or that the context otherwise requires: (i) references made in this Asset Contribution Agreement to a Section, Exhibit or Schedule are references to a Section, Exhibit, or Schedule of this Asset Contribution Agreement; (ii) all Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Asset Contribution Agreement as if set forth herein; (iii) the headings in this Asset Contribution Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Asset Contribution Agreement; (iv) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”; (v) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Asset

Contribution Agreement, refer to this Asset Contribution Agreement as a whole and not to any particular provision of this Asset Contribution Agreement; (vi) all terms defined in this Asset Contribution Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; (vii) the following general rules apply: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders; (viii) any law defined or referred to herein or in any agreement or instrument that is referred to herein shall include any modification, amendment or re-enactment thereof, and any law substituted therefore, in each case as of the time of inquiry, representation or covenant and all rules, regulations and statutory instruments issued or related to such law; (ix) any reference to a Governmental Authority shall be deemed also to refer to any successor thereto unless the context requires otherwise; (x) a reference to any agreement (including this Asset Contribution Agreement), Contract or law is, unless otherwise specified, to the agreement, contract or law as amended, modified, supplemented or replaced at the time of inquiry, representation or covenant; (xii) no prior draft of this Asset Contribution Agreement nor any course of performance or course of dealing will be used in the interpretation or construction of this Asset Contribution Agreement; (xiii) although the same or similar subject matters may be addressed in different provisions of this Asset Contribution Agreement, the parties intend that, except as reasonably apparent on the face of the Asset Contribution Agreement or as expressly provided in this Asset Contribution Agreement, each such provision will be read separately, be given independent significance and not be construed as limiting any other provision of this Asset Contribution Agreement (whether or not more general or more specific in scope, substance or content); (xiv) references to a Person are also to its successors and permitted assigns; (xv) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and (xvi) all references to monetary amounts in this Agreement refer to U.S. dollars.

(e)Governing Law. This Asset Contribution Agreement (and any claim or controversy arising out of or relating to this Asset Contribution Agreement) will be governed by the laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause application of the laws of any jurisdiction other than the State of Delaware.

(f)Dispute Resolution. Subject to the provisions of Section 6(h), each of the parties hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the state courts of the State of Delaware and of the United States District Court for the District of Delaware (the “Chosen Courts”) for any litigation arising out of or relating to this Asset Contribution Agreement, or the negotiation, validity or performance of this Agreement (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Chosen Courts and agrees not to plead or claim in any Chosen Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to clauses (a) or (b)

above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

(g)WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS ASSET CONTRIBUTION AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS ASSET CONTRIBUTION AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A DISPUTE, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS ASSET CONTRIBUTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6(g).

(h)Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties would be damaged irreparably, and in a manner for which monetary damages would not be an adequate remedy, in the event any of the provisions of this Asset Contribution Agreement are not performed in accordance with its specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Asset Contribution Agreement and to enforce specifically this Asset Contribution Agreement and the terms and provisions hereof in any action, litigation, suit, claim, hearing or proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

(i)Miscellaneous. All covenants and agreements and other provisions set forth in this Asset Contribution Agreement and made by or on behalf of any of the parties hereto will bind, and inure to the benefit of, the successors (including any successor by merger, consolidation or division), heirs and permitted assigns of such party. This Asset Contribution Agreement may be executed in two or more counterparts, each of which when executed will be deemed an original and all of which together will constitute one and the same instrument. The parties agree that this Asset Contribution Agreement will be legally binding upon the electronic transmission, including by facsimile or email, by each party of a signed signature page to this Asset Contribution Agreement to the other party.

(j)Waiver and Amendment. No provision of this Asset Contribution Agreement may be waived or amended except in a written instrument signed by the party against whom enforcement of any such amendment or waiver is sought. No waiver of any of the provisions of this Asset Contribution Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

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IN WITNESS WHEREOF, the parties hereto have caused this Asset Contribution Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

OCUGEN, INC.

By:	/s/ Shankar Musunuri
Name:	Shankar Musunuri, Ph.D., MBA
Title:	Chairman, Chief Executive Officer & Co-Founder

IN WITNESS WHEREOF, the parties hereto have caused this Asset Contribution Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

ORTHOCELLIX, INC.

By:	/s/ Shankar Musunuri
Name:	Shankar Musunuri
Title:	President and Secretary